EXHIBIT 21

                   LIST OF SUBSIDIARIES OF INFOCROSSING, INC.
                             AS OF DECEMBER 31, 2002


                       AmQUEST, Inc, a Georgia Corporation
                        ETG, Inc., a Delaware Corporation
               Infocrossing Services, Inc., a Delaware Corporation

                          Subsidiary of AmQUEST, Inc.:
                  AmQUEST Services, Inc., a Georgia Corporation